FEI Company and Micrion Corporation Announce Signing of Merger Agreement

HILLSBORO, Ore. and PEABODY, Mass., Dec. 3 /PRNewswire/ -- FEI Company (Nasdaq:
FEIC) and Micrion Corporation (Nasdaq: MICN) jointly announced today the signing of an Agreement and Plan of Merger under which Micrion will merge with a subsidiary of FEI. In the merger, Micrion shareholders will receive one share of FEI common stock and $6.00 in cash (or, in certain limited circumstances, an equivalent amount of shares of FEI common stock in lieu of cash) in exchange for each share of Micrion common stock. FEI Company will maintain its corporate headquarters in Hillsboro, Oregon and also will operate the Micrion facility located in Peabody, Massachusetts.

     In connection with the transaction, Philips Business Electronics International B.V., the majority shareholder of FEI and a wholly owned subsidiary of Royal Philips Electronics, entered into a stock purchase agreement with FEI under which Philips Business Electronics has agreed to finance the cash portion of the merger consideration through the purchase of additional shares of common stock from FEI. Philips Business Electronics has the option to purchase additional newly issued shares to maintain its majority shareholder position after the issuance of shares to the Micrion shareholders.

     "We are very pleased to announce that we have reached an agreement to merge the businesses of FEI and Micrion. We expect the merger to enable our companies to compete more effectively by providing our customers with a broader line of innovative products and superior service," said Vahe Sarkissian, President and Chief Executive officer of FEI Company. "We also expect the synergies resulting from the merger to increase shareholder value." Nick Economou, President and Chief Executive Officer of Micrion Corporation added, "Our combined resources will enhance our ability to pursue research and development opportunities as we work to diversify our product offerings and increase the value we provide to our customers. We believe the merger of our companies will benefit our shareholders and provide increased opportunities for our employees."

     Regarding Philips' further investment in FEI, Fred Bok, Chief Executive Officer of Philips Business Electronics, said: "The investment reflects the importance of charged particle beam technology and its applications. This merger will create an organization whose expertise will enable it to deliver higher quality, lower cost products to its customers. FEI is considerably strengthened through this combination, adding value to this part of the Business Electronics group, in an area which we expect to be important for the semiconductor industry as the technology develops."

     The merger of FEI and Micron is subject to shareholder approval and compliance with pre-merger notification requirements. Philips Business Electronics has agreed to vote its shares to approve the issuance of shares in connection with the merger. The stock purchase agreement between FEI and Philips Business Electronics is subject to certain conditions and if the stock purchase is not consummated, FEI and Micrion may complete the merger with each Micrion shareholder receiving one share of FEI common stock and the equivalent of $6.00 in additional shares of FEI common stock.

     Micrion Corporation is a leader in the design, manufacturing and marketing of focused ion beam (FIB) workstations, including FIB instruments used for semiconductor mask repair. Micrion is headquartered in Peabody, Massachusetts and has approximately 200 employees.

     FEI Company is a leading supplier of charged particle beam systems, including FIB systems, scanning electron microscopes, transmission electron microscopes and components for submicron imaging, analysis, modification and fabrication. FEI has approximately 1,000 employees worldwide, with manufacturing operations located in Hillsboro, Oregon; Eindhoven, The Netherlands; and Brno, Czech Republic.

     Philips Business Electronics designs, manufactures and markets electronic equipment for business applications in the digital information distribution market, the intelligent infrastructure business and the semiconductor/micro electronics equipment field (including analytical systems, field electron and ion technology, and electronic manufacturing technology). Philips Business Electronics employs approximately 13,000 people. The division is headquartered in Eindhoven, The Netherlands.

     Except for the historical statements contained herein, the matters discussed in this news release, including competitive advantages of the merger of FEI and Micrion, synergies expected from the combination of the companies, product innovation and service levels are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: difficulties encountered in the integration of the operations of FEI Company and Micrion; business conditions and growth in the semiconductor and semiconductor equipment, electronics, life sciences and material sciences industries and the general economy, both domestic and international; lower than expected customer orders; competitive factors, including pricing pressures, technological developments and products offered by competitors; technological difficulties and resource constraints encountered in developing new products; and the timely flow of new products and market acceptance of those products.

Source   FEI Company; Micron Corporation
         0                                           12/3/98
[CONTACT: Mr. Vahe Sarkissian, Chief Executive Officer of FEI Company, 503-640-7500; or Dr. Nicholas P. Economou, Chief Executive Officer of Micrion Corporation, 978-538- 6700/
         /Web site: http: //www.feic.com/
         (FEIC MICN)